VALUED ADVISERS TRUST

FEE WAIVER AGREEMENT

THIS AGREEMENT is made and entered into effective as of October 1, 2016 by and between Valued Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of the Cloud Capital Strategic All Cap Fund (formerly the Cloud Capital Large Cap Fund) as set forth on Schedule A (the “Fund”), and Cloud Capital, LLC (the “Adviser”), a Delaware limited liability company.

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust (“Trust Instrument”), dated June 13, 2008, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Investment Advisory Agreement dated June 8, 2011 (“Advisory Agreement”), which has been renewed from time to time and pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund (the “Advisory Fee”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	FEE WAIVER. The Adviser shall reduce its Advisory Fee in whole for the entire term of this Agreement.

2.	TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to the Fund shall continue in effect until the expiration date set forth on Schedule A (the “Expiration Date”). This Agreement may be modified prior to the Expiration Date by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

3.	MISCELLANEOUS.

(a)	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

VALUED ADVISERS TRUST

/s/ Carol J. Highsmith

                    Signature

Vice President

                    Title

CLOUD CAPITAL, LLC

/s/ Joshua C. Peters

                     Signature

Portfolio Manager

                     Title

Schedule A

to the

Fee Waiver Agreement

between

Valued Advisers Trust (the “Trust”)

and

Cloud Capital, LLC (the “Adviser”)

Dated as of October 1, 2016

Fund	Effective Date	Expiration Date
Cloud Capital Strategic All Cap Fund (previously the Cloud Capital Strategic Large Cap Fund)	October 1, 2016	September 30, 2017

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